Exhibit 99.1

For Immediate Release	News Announcement

Cinemark USA, Inc. Announces Pricing Terms of Cash Tender Offer for Any and All of Cinemark USA, Inc.’s 5.875% Senior Notes due 2026

PLANO, Texas – July 15, 2024— Cinemark Holdings, Inc. (NYSE:CNK) (the “Company” or “Cinemark”) announced today the pricing terms of the previously announced cash tender offer by its wholly-owned subsidiary, Cinemark USA, Inc. (“Cinemark USA”), to purchase any and all of Cinemark USA’s 5.875% senior notes due 2026 (the “notes”). As of July 9, 2024, Cinemark USA had $405,000,000 aggregate principal amount of notes outstanding.

The tender offer is being made pursuant to an offer to purchase, dated as of July 9, 2024 (the “Offer to Purchase”), and a notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City time, on July 15, 2024, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Date”).

Holders of the notes who validly tender, and do not validly withdraw, their notes at or prior to the Expiration Date, or who deliver to the tender agent and information agent a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase, will be eligible to receive (1) consideration for each $1,000 principal amount of notes validly tendered and accepted for purchase, as determined in the manner described in the Offer to Purchase by reference to the fixed spread for the notes specified below plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified below, as quoted on the applicable Bloomberg Reference Page specified below, at 10:00 a.m., New York City time, today, but in no event less than $1,000 and (2) a cash amount equal to accrued and unpaid interest up to, but not including, the settlement date, which is expected to occur on July 18, 2024.

Title of Security	CUSIP Numbers	Aggregate Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Reference Yield	Fixed Spread	Purchase Price
5.875% Senior Notes due 2026	144A: 172441 BD8 Reg S: U17176 AK1	$405,000,000	1.750% U.S. Treasury due March 15, 2025	FIT3	5.093%	50 bps	$1,001.71

Tendered notes may be withdrawn at any time at or prior to the Expiration Date. Cinemark USA reserves the right to terminate, withdraw or amend the tender offer at any time, subject to applicable law.

The tender offer is subject to the satisfaction or waiver of certain conditions, including Cinemark USA’s completion of one more or more debt financing transactions in an amount that is sufficient to fund the purchase of all of the outstanding notes and to pay all fees and expenses associated with such financing and the tender offer. The tender offer is not conditioned on any minimum amount of notes being tendered.

The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase and notice of guaranteed delivery, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the offer, by telephone at (800) 347-4826 (toll-free) or for banks and brokers, at (212) 269-5550 (Banks and Brokers only), by e-mail at cinemark@dfking.com or at the following web address: www.dfking.com/cinemark.

Persons with questions regarding the tender offer should contact the dealer manager: Wells Fargo Securities, LLC, Collect: (704) 410-4235, Toll-Free by telephone at (866) 309-6316.

None of the Company, Cinemark USA, the dealer manager, the tender offer agent, the information agent or the trustee for the notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any notes in response to the tender offer. Holders must make their own decision as to whether to tender any of their notes and, if so, the principal amount of notes to tender.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, and does not constitute a redemption notice for any securities. The tender offer is being made solely by means of the offer to purchase.

About Cinemark:

Headquartered in Plano, TX, Cinemark (NYSE: CNK) is one of the largest and most influential movie theatre companies in the world. Cinemark’s circuit, comprised of various brands that also include Century, Tinseltown and Rave, as of March 31, 2024 operated 502 theatres with 5,708 screens in 42 states domestically and 13 countries throughout South and Central America. Cinemark consistently provides an extraordinary guest experience from the initial ticket purchase to the closing credits, including Movie Club, the first U.S. exhibitor-launched subscription program; the highest Luxury Lounger recliner seat penetration among the major players; XD—the No. 1 exhibitor-brand premium large format; and expansive food and beverage options to further enhance the moviegoing experience.

Investor Relations Contact:

Chanda Brashears

(972) 665-1671

cbrashears@cinemark.com

Media Contact:

Julia McCartha

(972) 665-1322

pr@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available as well as management’s assumptions and beliefs today. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the statements, and investors should not place undue reliance on them. Risks and uncertainties that could cause actual results to differ materially from such statements include:

•	future revenue, expenses and profitability;

•	currency exchange rate and inflationary impacts;

•	the future development and expected growth of our business;

•	projected capital expenditures;

•	access to capital resources;

•	attendance at movies generally or in any of the markets in which we operate;

•	the number and diversity of popular movies released, the length of exclusive theatrical release windows, and our ability to successfully license and exhibit popular films;

•	national and international growth in our industry;

•	competition from other exhibitors, alternative forms of entertainment and content delivery via streaming and other formats;

•	determinations in lawsuits in which we are a party; and

•	the ongoing recovery of our business and the motion picture exhibition industry from the effects of the COVID-19 pandemic and the 2023 writers’ and actors’ guilds strikes.

You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict. Such risks and uncertainties could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 16, 2024. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.